Exhibit 3.2

BYLAWS OF EASTERN INSURANCE HOLDINGS, INC.

Article I.

Meetings of Shareholders

Section 1.1 Annual Meetings. The regular annual meeting of the shareholders for the election of directors and the transaction of whatever other business may properly come before the meeting, shall be held at the main office of the Corporation, 25 Race Street, Lancaster, Pennsylvania, at 1:30 p.m., on the 4th Tuesday of April of each year, or at such other place on such date and at such time as the board of directors may in their discretion determine. The Chairperson of the Board shall preside at the annual meeting. Written notice stating the place, day, and hour of the meeting and, in case of a special meeting, the general nature of the business to be transacted, shall be delivered not less than five (5) nor more than sixty (60) days before the date of the meeting, or in case of a merger or consolidation not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the President, the Chief Executive Officer, or the Secretary, or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the books of the Corporation or as supplied by him to the Corporation for the purpose of notice, with postage thereon prepaid.

Section 1.2 Special Meetings. Special meetings of the shareholders may be called only in accordance with the Articles of Incorporation of the Corporation. Upon written request to the Chief Executive Officer or the Secretary, sent by registered mail or delivered to such officer in person, of any person or persons entitled to call a special meeting of the shareholders, it shall be the duty of the Secretary to fix the time of the meeting, which shall be held not more than sixty (60) days after the receipt of the request, and shall give due notice thereof.

Section 1.3 Nominations for Directors. Nominations for election to the board of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of the Corporation entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the Board of the Corporation, or an appropriate committee thereof, shall be made in writing and shall be delivered or mailed by first class United States mail, postage prepaid, to the Chairperson of the Board not less than 90 days nor more than 120 days prior to any meeting of shareholders called for the election of directors. Each notice of nomination made by a shareholder shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of capital stock of the Corporation that are beneficially owned by each such nominee. The Chairperson of the meeting may, if the facts warrant, determine and declare that a nomination was not made in accordance with the foregoing procedure, and such nomination shall be disregarded.

Section 1.4 Agenda for Shareholder Meetings. Matters to be placed on the agenda for consideration at annual meetings of shareholders may be proposed by the board of directors or by any shareholder entitled to vote for the election of directors. Matters to be placed on the agenda for consideration at special meetings of shareholders may be proposed only by the board of directors. Matters proposed for the annual meeting agenda by shareholders entitled to vote for the election of directors shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than ninety (90) days nor more than one hundred and fifty (150) days prior to any annual meeting of shareholders; provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, a shareholder’s written notice of a proposed matter shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of the seventh day following the day on which notice of the meeting was mailed to shareholders. Notice of matters which are proposed by the board of directors shall be given by the Chairperson of the Board or any other appropriate officer. Each notice given by a shareholder shall set forth a brief description of the business desired to be brought before the annual meeting. The Chairperson of the meeting of shareholders may determine and declare to the meeting that a matter proposed for the agenda was not made in accordance with the foregoing procedure, and if the Chairperson should so determine, he or she shall so declare to the meeting and the matter shall be disregarded.

Section 1.5 Election. Except as otherwise provided in these Bylaws, directors of the Corporation shall be elected by the shareholders. In elections for directors, voting need not be by ballot unless required by vote of the shareholders before the voting for election of directors begins. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

Section 1.6 Proxies. Shareholders may vote at any meeting of the shareholders in person, or by proxy. Every proxy shall be executed in writing, or authenticated by the shareholder, or by their duly authorized attorney-in-fact and filed with or transmitted to the Secretary of the Corporation or its designated agent. A shareholder or their duly authorized attorney-in-fact may execute or authenticate a writing or transmit an electronic message authorizing another person to act for the shareholder by proxy. A telegram, telex, cablegram, datagram, e-mail, Internet communication or similar other means of electronic transmission from a shareholder or attorney-in-fact, or a photographic, facsimile or similar reproduction of a writing executed by a shareholder or attorney-in-fact may be treated as properly executed or authenticated. If the Corporation conducts voting by e-mail or other similar electronic transmission, the Corporation shall furnish to those shareholders voting by e-mail or other similar electronic transmission, a confidential and unique identification number or other type of mark to be used by the shareholder to vote at a particular meeting or transaction. Proxies, unless otherwise provided, shall be valid for only one meeting to be specified therein, and any adjournments of such meeting. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy. Proxies shall be dated and shall be filed with the records of the meeting.

Section 1.7 Quorum. A majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, unless otherwise provided by law; but less than a quorum may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. A majority of the votes cast shall decided every question or matter submitted to the shareholders at any meeting, at which a quorum is present, unless otherwise provided by law or by the Articles of Incorporation.

Section 1.8 Voting. Only persons in whose names shares appear on the share transfer books of the Corporation on the date on which notice of the meeting is mailed shall be entitled to vote at such meeting, unless some other date is fixed by the board of directors for the determination of shareholders of record, but such date shall not be less than thirty (30) nor more than ninety (90) days before the date of the meeting. Unless otherwise provided in the Articles of Incorporation, every shareholder of the Corporation shall be entitled to one vote for each share outstanding. If the Corporation conducts voting by e-mail or other similar electronic transmission, the Corporation shall furnish to those shareholders voting by e-mail or other similar electronic transmission, a confidential and unique identification number or other type of mark to be used by the shareholder to vote at a particular meeting or transaction.

Article II.

Directors

Section 2.1 Board of Directors. The board of directors shall have the power to manage and administer the business and affairs of the Corporation. Except as expressly limited by law or required or directed by these Bylaws or by the Articles of Incorporation to be exercised by the shareholders, all corporate powers of the Corporation shall be vested in and may be exercised by the board of directors.

Section 2.2 Chairperson of the Board. The Chairperson of the Board of Directors of the Corporation, if one is elected, shall preside at all meetings of the shareholders and of the directors at which he or she is present, and shall have such authority and perform such other duties as the board of directors may from time to time designate.

Section 2.3 Number, Selection and Term of Office. The board of directors of the Corporation shall consist of at least five (5) and not more than fifteen (15) directors, the exact number to be set from time to time by resolution of the board of directors. Each director shall be a natural person of full age and at least a majority of the directors shall be persons who are: (i) not employees of the Corporation or of any entity controlling, controlled by or under common control with the Corporation, and (ii) otherwise independent within the meaning of any applicable statute or any listing requirement of a stock exchange or over the counter market on which any security of the Corporation is admitted for trading. A director having the attributes set forth in (i) and (ii) shall hereinafter be deemed an Independent Director. Each director shall hold office until the expiration of the term for which he or she was selected and until a successor has been selected and qualified or until his or her earlier death, resignation or removal. A decrease in the number of directors shall not have the effect of shortening the term of any incumbent director.

Section 2.4 Vacancies. Vacancies in the board of directors shall exist in the case of the happening of any of the following events: (i) the death or resignation of any director; (ii) if at any annual or special meeting of the shareholders at which directors are to be elected, the shareholders fail to elect the full authorized number of directors to be voted for at that meeting; (iii) an increase in the number of directors by resolution of the board of directors; (iv) the removal of a director by the affirmative vote of shareholders of the corporation in accordance with the Articles of Incorporation of the Corporation; or (v) the removal of a director by the board of directors or a court of competent jurisdiction in accordance with these Bylaws or otherwise in accordance with law. Vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of the board though less than a quorum, or by a sole remaining director, and each person so selected shall be a director to serve for the balance of the unexpired term and until his or her successor has been selected and qualified or until his or her earlier death, resignation or removal.

Section 2.5 Regular Meetings. The board of directors of the Corporation shall hold an annual meeting for the election of officers and the consideration of other proper business either as soon as practical after, and at the same place as, the annual meeting of shareholders of the Corporation, or at such time and place as may be fixed by the board. No notice of regular meetings need be given.

Section 2.6 Special Meetings. Special meetings of the board of directors may be called by the Chairperson of the Board, the President, the Chief Executive Officer, or at the request of three (3) directors, to be held at the principal place of business of the Corporation or such other place as designated by the person or persons calling such special meeting. Each member of the board of directors shall be given notice stating the time and place, by telephone, telegram, facsimile transmission, letter, or in person, of each such special meeting.

Section 2.7 Executive Sessions. Members of the board of directors who are Independent Directors shall meet in executive session at least twice a year. No notice of executive sessions need be given.

Section 2.8 Quorum. A majority of directors shall constitute a quorum at any meeting, except when otherwise provided by law; but a lesser number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice.

Section 2.9 Remuneration. No stated fee shall be paid to directors for their services, but by resolution of the board of directors, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the board of directors; provided, that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefore. Members of standing or special committees may be allowed like compensation for attending committee meetings.

Section 2.10 Action by Directors Without a Meeting. Any action which may be taken at a meeting of the directors, or of a committee thereof, may be taken without a meeting if consent or consents shall be signed by all of the directors, or all of the members of the committee, as the case may be. Such consent shall have the same effect as a unanimous vote.

Section 2.11 Action of Directors by Communications Equipment. Any action which may be taken at a meeting of directors, or of a committee thereof, may be taken by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time.

Section 2.12 Age Limitations. No person shall be eligible for election, re-election, appointment or re-appointment to the board of directors if such person shall have attained seventy-five (75) years of age, at the time of any such action.

Section 2.13 Stock Ownership Requirement. No person shall be eligible for election, re-election, appointment or re-appointment to the board of directors if such person does not own 1000 shares of common stock of the Corporation.

Section 2.14 Background Checks. No person shall be eligible for election, re-election, appointment or re-appointment to the board of directors unless such person has undergone a background check in accordance with the policy of the board of directors and the background check has not revealed any information, in the opinion of the board of directors and corporate counsel, that should preclude said person from serving as a director, in the best interests of the Corporation.

Section 2.15 Minutes. The board of directors and each committee hereinafter provided for shall keep minutes of its meetings. Minutes of the committees shall be submitted at the next regular meeting of the board of directors, and any action taken with respect thereto shall be entered in the minutes of the board of directors.

Article III.

Committees of the Board

Section 3.1 Committees. The board of directors may, by resolution adopted by a majority of the directors in office, establish one or more committees. Each committee shall consist of at least two (2) members of the board of directors. The board may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for purposes of any written action of the committee.

A committee, to the extent provided in the resolution of the board of directors creating it, shall have and may exercise all of the powers and authority of the board of directors except that a committee shall not have any power or authority regarding: (i) the submission to shareholders of any action requiring the approval of shareholders under the Pennsylvania Business Corporation Law of 1988, as it may be amended, (ii) the creation or filling of vacancies in the board of directors, (iii) the adoption, amendment or repeal of these bylaws, (iv) the amendment, adoption or repeal of any resolution of the board of directors that by its terms is amendable or repealable only by the board of directors, and (v) any action on matters committed by the bylaws or resolution of the board of directors to another committee of the board.

Section 3.2 Executive Committee. There shall be a standing committee of the board of directors to be known as the Executive Committee. It shall be the duty of the Executive Committee to give consideration to matters of policy and general interest to the board of directors or members and, after full hearing, sufficient investigation and consideration, to make recommendations to the board of directors setting forth its findings and recommendations, as well as to perform any and all other duties as may from time to time be assigned by the board of directors. The Executive Committee may act in the place of the Board of Directors, but only in those circumstances in which (i) authority to so act is delegated to such committee by the Board of Directors, or (ii) it is impractical to convene a meeting of the Board of Directors in person or by telephone.

Section 3.3 Audit Committee. There shall be a standing committee of the board of directors to be known as the Audit Committee. The members of the Audit Committee shall consist exclusively of Independent Directors. The Audit Committee shall: (i) engage the independent accountants for the Corporation, (ii) review with the independent accountants the scope of their examination, (iii) receive the reports of the independent accountants and meet with the representatives of such accountants for the purpose of reviewing and considering questions relating to their examination and such reports, (iv) review the internal accounting and auditing procedures of the corporation, and (v) perform such other duties as may be deemed necessary from time to time to fulfill its obligations under applicable law and the listing requirements of any stock exchange or over the counter market on which any security of the Corporation is admitted for trading.

Section 3.4 Nominating Committee. There shall be a standing committee of the board of directors to be known as the Nominating Committee. The Nominating Committee shall consist exclusively of Independent Directors. The Nominating Committee shall nominate candidates for election as director and shall make recommendations to the board of directors with respect to qualifications of directors.

Section 3.5 Management Compensation Committee. There shall be a standing committee of the board of directors to be known as the Management Compensation Committee. The members of the Management Compensation Committee shall consist exclusively of Independent Directors. The Management Compensation Committee shall make recommendations to the board of directors with respect to the compensation of the executive officers of the Corporation.

Section 3.6 Investment Committee. There shall be a standing committee of the board of directors to be known as the Investment Committee. The Investment Committee shall be responsible for overseeing the investment policy of the Corporation and monitoring interest rate, liquidity and market risk.

Article IV.

Officers and Employees

Section 4.1 Designations. The officers of the Corporation shall be the Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer, and the Secretary, who shall be elected for one year by the board of directors at their first meeting after the annual meeting of shareholders and who shall hold office until their successors are elected and qualify. Any two or more offices may be held by the same person, except the offices of President and Chief Financial Officer.

Section 4.2 The Chief Executive Officer. The Chief Executive Officer shall have general supervision of all departments and business of the Corporation, and shall prescribe the duties of other officers and see to the performance thereof. The Chief Executive Officer shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him or her by the board of directors. In the absence of the Chairperson of the Board, the Chief Executive Officer shall preside at all meetings of the board of directors. The Chief Executive Officer shall report directly to the board of directors of the Corporation.

Section 4.3 President and Chief Operating Officer. The President and Chief Operating Officer shall have and may exercise any and all powers and duties pertaining by law, regulation, or practice to the office of President and Chief Operating Officer or imposed by these Bylaws. The President and Chief Operating Officer shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him or her by the board of directors. In the absence of the Chairperson of the Board and the Chief Executive Officer, the President and Chief Operating Officer shall preside at all meetings of the board of directors. The President and Chief Operating Officer shall report directly to the Chief Executive Officer.

Section 4.4 Chief Financial Officer. The Chief Financial Officer shall have general supervision of the fiscal affairs of the Corporation. The Chief Financial Officer shall, with the assistance of the President and Chief Operating Officer, and the managerial staff of the Corporation: (a) see that a full and accurate accounting of all financial transactions is made; (b) invest and reinvest the capital funds of the Corporation in such manner as may be directed by the board of directors, unless that function shall have been delegated to a nominee or agent; (c) prepare any financial reports that may be requested from time to time by the board of directors; (d) cooperate in the conduct of any annual audit of the Corporation’s financial records by certified public accountants duly appointed by the board of directors; and (e) in general perform all the usual duties incident to the office of treasurer and such other duties as may be assigned to him or her by the board of directors or the President and Chief Operating Officer.

Section 4.5 Secretary. The board of directors shall appoint a secretary, who shall be the Secretary of the Board and of the Corporation, and shall keep accurate minutes of meetings. The Secretary shall attend to the giving of all notices required by these Bylaws to be given. The

Secretary shall be the custodian of the corporate seal, records, documents and papers of the Corporation. The Secretary shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice to the office of Secretary or imposed by these Bylaws. The Secretary shall perform such other duties as may be assigned to him or her from time to time by the board of directors.

Section 4.6 Other Officers. The board of directors may appoint one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, one or more Assistance Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, a Chief Auditor, and such other officers, officers emeritus and attorneys-in-fact found necessary for the orderly transaction of business. Such officers shall respectively exercise such powers and perform such duties as pertain to the respective officers or as may be conferred upon or assigned to them by the board of directors, the Chief Executive Officer or the President.

Section 4.7 Clerks and Agents. The board of directors may appoint, from time to time, such agents or employees as it may deem advisable for the prompt and orderly transaction of the business of the Corporation. The board of directors may also define their duties, fix their salaries and dismiss them. Subject to the authority of the board of directors, the Chief Executive Officer, the President or any other officer of the Corporation may appoint and dismiss all or any agents or employees, prescribe their duties and the conditions of their employment, and from time to time, fix their compensation.

Section 4.8 Tenure of Offices. All officers shall hold office for the current year for which the board of directors was elected, unless they shall resign, become disqualified, or be removed; and any vacancy occurring in the office of the Chief Executive Officer shall be filled by the board of directors. In the event that the Chief Executive Officer is unable to act, the board of directors shall meet forthwith upon the call of the Chairperson of the Board to appoint a successor or replacement.

Section 4.9 Termination of Officers. Any officer of the Corporation may be terminated by the board of directors with or without cause, but such termination shall be without prejudice to the contract rights, if any, of the person so terminated. Election or appointment of an officer shall not of itself create contract rights.

Article V.

Authority of Officers

Section 5.1 Corporate Seal. The Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer, any Vice President, and the Secretary shall each have authority to affix and attest the corporate seal of the Corporation.

Section 5.2 Other Powers. The Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer, or any Vice President is authorized to perform such corporate and official acts as are necessary to carry on the business of the Corporation, subject to the directions of the board of directors.

The above-named officers are fully empowered, subject to policies and established committee approvals:

a.	To sell, assign and transfer any and all shares of stock, bonds or other personal property standing in the name of the Corporation or held by the Corporation either in its own name or as agent;

b.	To assign and transfer any and all registered bonds and to execute requests for payment or reissue of any such bonds that may be issued now or hereafter and held by the Corporation in its own right or as agent;

c.	To sell at public or private sale, lease, mortgage or otherwise dispose of any real estate or interest therein held or acquired by the Corporation in its own right or as agent, and to execute and deliver any instrument necessary to completion of the transaction;

d.	To receive and receipt for any sums of money or property due or owing to the Corporation in its own right or as agent and to execute any instrument of satisfaction therefore for any lien of record; and

e.	To execute and deliver any deeds, contracts, agreements, leases, conveyances, bills of sale, petitions, writings, instruments, releases, acquittance and obligations necessary in the exercise of the corporate powers of the Corporation.

Section 5.3 Checks and Drafts. Each of the Chief Executive Officer, the President and Chief Operating Officer or the Chief Financial Officer, and other employees, as may from time to time be designated by the board of directors, shall have the authority to sign checks, drafts, letters of credit, orders, receipts, and to endorse checks, bills of exchange, orders, drafts, and vouchers made payable or endorsed to the Corporation subject to the policies of the board of directors.

Section 5.4 Loans. Each of the Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer, any Vice President designated by the board of directors or the Secretary, acting in conjunction with any other of these designated officers may effect loans on behalf of the Corporation from any banking institution, executing notes or obligations and pledging assets of the Corporation therefore subject to the policies of the Board of Directors.

Article VI.

Section 6.1 Limitation of Liability. To the fullest extent permitted by Section 1713 of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), a director of the Corporation shall not be personally liable to the Corporation or others for monetary damages for any action taken or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office and such breach or failure constitutes self-dealing, willful misconduct or recklessness. The provisions of this Section 6.1 shall not apply with respect to the responsibility or liability of a director under any criminal statute or the liability of a director for the payment of taxes pursuant to local, state or federal law.

Section 6.2 Indemnification.

(a) The Corporation shall defend and shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving, at the request of the Corporation, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determine by a court to have constituted willful misconduct or recklessness.

(b) Advance of Expenses. Expenses (including attorneys’ fees) incurred in defending a civil claim or a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such claim, action, suit, or proceeding, upon receipt of a written statement by or on behalf of the director, officer, employee, or agent to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VI.

(c) Indemnification not Exclusive. The indemnification and advancement of expenses provided by this Article VI shall not be deemed exclusive of any other right to which persons seeking indemnification and advancement of expenses may be entitled under any agreement, vote of disinterested directors or otherwise, both as to actions in such persons’ official capacity and as to their actions in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

(d) Insurance, Contracts, Security. The Corporation may purchase and maintain insurance on behalf of any person, may enter into contracts of indemnification with any person, and may create a fund of any nature which may, but need not be, under the control of a trustee for the benefit of any person, and may otherwise secure in any manner its obligations with respect to indemnification and advancement of expenses, whether arising under this Article VI or otherwise, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

Section 6.3 Effect of Amendment. Any repeal or modification of this Article VI shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation or any right of any person to indemnification from the Corporation with respect to any action or failure to take any action occurring prior to the time of such repeal or modification.

Section 6.4 Severability. If, for any reason, any provision of this Article VI shall be held invalid, such invalidity shall not affect any other provision not held so invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Article VI shall be held invalid in part, such invalidity shall in no way affect the remainder of such provision, and the remainder of such provision, together with all other provisions of this Article VI, shall, to the full extent consistent with law, continue in full force and effect.

Article VII.

Stock and Stock Certificates

Section 7.1 Transfers. Shares of stock shall be transferable on the books of the Corporation, and a transfer book shall be kept in which all transfers of stock shall be recorded. Every person becoming a shareholder by such transfer shall, in proportion to these shares, succeed to all rights of the prior holder of such shares.

Section 7.2 Share Certificates. Every share certificate shall be signed by the President, or by the Secretary, or by any one of their facsimile signatures, or in their absence by Board-designated Officers and shall be signed by a transfer agent. Every shareholder of record shall be entitled to a share certificate representing the shares owned by him or her and, when stock is transferred, the certificates representing such stock shall be returned to the Corporation and new certificates issued. The corporate seal shall appear on each share certificate and may be a facsimile, engraved or printed. Each certificate shall recite on its face that the stock represented thereby is transferable only upon the books of the Corporation, properly endorsed.

Section 7.3 Shares of Another Corporation. Shares owned by the Corporation in another corporation, domestic or foreign, shall be voted by the Chief Executive Officer, President or such other officer, agent or proxy as the board of directors may determine.

Article VIII.

Miscellaneous Provisions

Section 8.1 Fiscal Year. The Fiscal Year of the Corporation shall be the calendar year. The Corporation shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the Audit Committee.

Section 8.2 Records. The Articles of Incorporation, the Bylaws and the proceedings of all meetings of shareholders, the board of directors, and standing committees of the Board, shall be recorded in appropriate minute books provided for the purpose. The minutes of each meeting shall be signed by the Secretary or other officer appointed to act as secretary of the meeting.

Section 8.3 Gender and Number. Where the context permits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

Article IX.

Bylaws

Section 9.1 Inspection. A copy of the Bylaws, with all amendments thereto, shall at all times be kept in a convenient place at the Main Office of the Corporation, and shall be open for inspection to all shareholders during normal business hours.

Section 9.2 Amendments. The authority to make, amend, alter, change or repeal these Bylaws of the Corporation is solely granted to and vested in the board of directors of the Corporation, subject to the power of the shareholders to change any such action by the affirmative vote of shareholders of the Corporation entitled to cast at least sixty-six and two thirds percent (66-2/3%) of the votes which all shareholders are entitled to cast, except that Article Sixth of the Bylaws of the Corporation relating to limitations on directors’ liabilities and indemnification of directors and officers may not be amended to increase the exposure to liability for directors or to decrease the indemnification of directors and officers except by the affirmative vote of sixty-six and two thirds percent (66-2/3%) of the entire board of directors or by the affirmative vote of shareholders of the Corporation entitled to cast at least eighty percent (80%) of the votes which all shareholders are entitled to cast.